Exhibit 99.1

Visualant Expands Leadership With New VP of Business Development

Todd Martin Sames joins Seattle tech-company, focusing on new licensing agreements of SPM technology for original device manufacturers

Seattle (September 20, 2012) -- Visualant, Inc. (OTCBB: VSUL), a Seattle-based technology company, announced today that Todd Martin Sames joined its executive team as Vice President of Business Development. Sames is responsible for driving new licensing agreements for the company’s Spectral Pattern Matching (SPM) Technology with a wide-range of original device manufacturers. The company believes this new role will dramatically bolster its expansion efforts.

Sames brings over 25 years of industry experience to the expanding Visualant team. He most recently held an executive position at INX, where he ultimately led in the creation of a new Business Unit. The project resulted in a successful new line of video conferencing, telecommunication, and security solutions for Cisco.

Sames has also established partnerships with other well-known companies such as Polycom, LifeSize, and TANDBERG. He considers his unique ability to build relationships and generate sales his greatest asset, one he will use to help take Visualant to the next level. During his tenure conducting corporate sales at Egghead Software, Todd closed and managed Fortune 1000 accounts with Disney, Unocal, Lockheed and General Electric, among many others.

Ron Erickson, Visualant CEO, expressed admiration of Sames’ history of consistency and demonstrated track-record of implementing successful business development of emerging technologies and technology companies throughout his career of more than two decades.

He added, “Todd can strengthen companies not just by increasing their existing customer base, but he can also create entirely new business units that generate new-found revenues. With our recent investments and strategic partnership, Todd is perfectly suited to fully exploit our patented technologies in the marketplace.”

Visualant specializes in using spectral analysis for many corporate and consumer needs. Currently, the company is looking to use their technology in a number of smartphone-based applications. The addition of Sames should be key in making such next-generation technology more accessible to a consumer market.

Sames concluded, “To work with a world-class team like Visualant is a dream scenario for someone with my background. There’s talent and technology in Visualant that cannot be replicated elsewhere.”

About Visualant, Inc.

Visualant, Inc. develops a unique patented Spectral Pattern Matching “SPM” technology. This technology directs structured light onto a physical substance to capture a unique spectral signature. When matched against existing databases, the Spectral Signature can identify, detect, or diagnosis markers invisible to the human eye. SPM scanners can be integrated into a variety of mobile or fixed-mount form factors, making it possible to effectively conduct analyses in the field that could only previously be performed by large and expensive lab--based tests.

Visualant entered into a one year Joint Development Agreement on May 31, 2012 with Sumitomo Precision Products Co., Ltd. (“SPP”), which focuses on the commercialization of the SPM technology and a License Agreement providing SPP with an exclusive license of the SPM technology in identified Asian territories. For more information, visit: http://www.visualant.net.

SPP is publicly traded on the Tokyo and Osaka Stock Exchanges and has operations in Japan, United States, China, United Kingdom, Canada and other parts of the world. Additional information on SPP is available athttp://www.spp.co.jp/English/index2-e.html.

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